Exhibit 8.1

___________________, 2003

Intelsat, Ltd.
North Tower, 2nd Floor
90 Pitts Bay Road
Pembroke HM 08
Bermuda

Dear Sirs

Intelsat, Ltd. (the “Company”)

We have acted as special legal counsel in Bermuda to the Company in connection with the Registration Statement on Form F-4 (Registration No. 333-_______), as amended filed with the U.S. Securities and Exchange Commission (the “Commission”) on      , 2003 (the “Registration Statement”) relating to the Company’s offer to exchange certain 5-1/4% senior notes of the Company due 2008 in the aggregate sum of US$400,000,000 and certain 6-1/2% senior notes of the Company due 2013 in the aggregate sum of US$700,000,000, each of such notes payable to Cede & Co., for newly issued 5-1/4% senior notes of the Company due 2008 in the aggregate sum of US$400,000,000 and 6-1/2% senior notes of the Company due 2013 in the aggregate sum of US$700,000,000, respectively, each of such notes payable to Cede & Co. (the “New Notes,” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) and the registration of such New Notes under the U.S. Securities Act of 1933, as amended (the “Act”).

For the purposes of giving this opinion, we have examined a copy of the Registration Statement and a copy of the Indenture dated as of April 1, 2002 between the Company and The Bank of New York, as trustee (the “Indenture,” together with the Registration Statement, the “Documents”, each of which terms do not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto). We have also reviewed the memorandum of association, as amended (the “MOA”) and the bye-laws of the Company, each certified by the [Assistant] Secretary of the Company on      , 2003, resolutions passed by the board of directors of the Company at meetings of the Company’s directors held on June 4th and 5th, 2003 and certified by the [Assistant] Secretary of the Company on ______________, 2003 (the “June Board Resolutions”), resolutions passed by the board of directors of the Company at meetings of the Company’s directors held on July 14th, 2003, September 9th and 10th, 2003 and October 27th, 2003 and certified by the [Chairman] of the Company on ______________,

Intelsat, Ltd.
______________, 2003

2003 (the “Other Board Resolutions,” together with the June Board Resolutions, the “Board Resolutions”) and minutes of a meeting of the Strategic Affairs and Finance Committee (the “SAFC”) of the board of directors of the Company held on October 17th, 2003 signed by the Chairman of the SAFC and certified by the [Assistant] Secretary of the Company on ______________, 2003 (the “SAFC Minutes”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us, (d) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein and (e) that the resolutions contained in the SAFC Minutes and the Board Resolutions were duly adopted and approved in the form reviewed by us and in accordance with the Company’s MOA and bye-laws and remain in full force and effect and have not been rescinded, amended or supplemented.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.

On the basis of and subject to the foregoing, we are of the opinion that the statements under the caption “Taxation—Bermuda” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Bermuda law, are accurate in all material respects and that such statements constitute our opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm under the sections headed “Taxation—Bermuda” and “Validity of the Notes”. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully

CONYERS DILL & PEARMAN